Exhibit 99.2

CASELLA WASTE SYSTEMS, INC. ANNOUNCES ACQUISITION OF MUNICIPAL SOLID WASTE (MSW) LANDFILL IN MCKEAN COUNTY, PENNSYLVANIA

RUTLAND, VERMONT (March 1, 2011) — Casella Waste Systems, Inc. (NASDAQ: CWST), a regional solid waste, recycling and resource management services company, announced that it acquired a MSW landfill in McKean County, PA out of bankruptcy proceedings on February 24 for $0.5 million in cash and the assumption of certain contractual obligations.

The roughly 230 acre landfill is permitted by the Pennsylvania Department of Environmental Protection to accept 1,000 tons per day of MSW by truck and 5,000 tons per day by rail.  While a rail siding is permitted at the site and the property abuts a railroad spur, the company has no immediate plans to build a rail siding.  The site has over 33.5 million cubic yards of permitted airspace.  The company estimates the net present value of assumed contractual obligations and closure and post closure liabilities at approximately $4.2 million.

“Acquiring the McKean landfill out of bankruptcy proceedings was a great opportunity to add an additional MSW landfill within our northeast footprint for a great price,” said John W. Casella, chairman and CEO of Casella Waste Systems.  “The McKean landfill adds a great strategic asset in our Western Region, and allows our team to better balance tonnages across our landfills to minimize transportation costs and maximize permit utilization.”

“Our management team in the Western Region knows this site well, and they have already hit the ground running to source new tonnages to the site and improve operational performance,” Casella said.

About Casella Waste Systems, Inc.

Casella Waste Systems, Inc., headquartered in Rutland, Vermont, provides solid waste management services consisting of collection, transfer, disposal, and recycling services in the northeastern United States.  For further information, contact Ned Coletta, vice president of finance and investor relations at (802) 772-2239, or Ed Johnson, chief financial officer at (802) 772-2241, or visit the company’s website at http://www.casella.com.

Safe Harbor Statement

Certain matters discussed in this press release are “forward-looking statements” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements can generally be identified as such by the context of the statements, including words such as we “believe,” “expect,” “anticipate,” “plan,” “may,” “will,” “would,” “intend,” “estimate” and other similar expressions, whether in the negative or affirmative. These forward-looking statements are based on current expectations, estimates, forecasts and projections about the disposition and the industry and markets in which we operate and management’s beliefs and assumptions. We cannot guarantee that we actually will achieve the plans, intentions or expectations disclosed in the forward-looking statements made. Such forward-looking statements, and all phases of our operations, involve a number of risks and uncertainties, any one or more of which could cause actual results to differ materially from those described in our forward-looking statements. Such risks and uncertainties include or relate to, among other things: the risk that liabilities assumed in connection with the acquisition exceed our estimates, or other factors beyond the company’s control.  There are a number of other important risks and uncertainties that could cause our actual results to differ materially from those indicated by such forward-looking statements. These additional risks and uncertainties include, without limitation, those detailed in Item 1A, “Risk Factors” in our Form 10-K for the year ended April 30, 2010.

We undertake no obligation to update publicly any forward-looking statements whether as a result of new information, future events or otherwise, except as required by law.